SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 25, 2004
Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas 66612
(Address of principal executive offices)

(785) 575-6300
(Registrant’s telephone number, including area code)

WESTAR ENERGY, INC.

Item 5. Other Events

     On March 25, 2004, we announced that we priced an offering of 10.5 million shares of our common stock at $20.65 per share for gross proceeds of approximately $216.8 million. We increased the size of our offering by 1.25 million shares from the previously announced offering size of 9.25 million shares.

     For a period of 30 days following the offering, the underwriters of the offering have an option to purchase an additional 1,575,000 shares of our common stock at the offering price to cover over-allotments, which, if exercised, would result in additional gross proceeds to us of $32.5 million.

     We intend to use the proceeds from this offering to pay down debt and for general corporate purposes. A copy of our press release regarding this offering, dated March 25, 2004, is attached hereto.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1 – Press Release dated March 25, 2004.

     The information contained in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: March 25, 2004	By /s/ Mark A. Ruelle
Mark A. Ruelle, Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated March 25, 2004